UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
March 12, 2009
Date of Report
(Date of earliest event reported)
CRUSADER ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	1-32533	88-0349241

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
4747 Gaillardia Parkway
Oklahoma City, Oklahoma 73142
(Address of principal executive offices, including zip code)
(405) 285-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS
     On March 12, 2009, John G. Heinen, Senior Vice President and Chief Financial Officer of Crusader Energy Group Inc. (the “Company”), and Paul E. Legg, Senior Vice President and Chief Operating Officer of the Company, each resigned as an officer of the Company, effective as of March 31, 2009. Messrs. Heinen and Legg, who had each planned to retire during the Company’s 2009 fiscal year, each voluntarily resigned in connection with the Company’s effort to reduce its workforce in order to reduce general and administrative expenses.
     In connection with his resignation, each of Messrs. Heinen and Legg (each, an “Executive”) entered into a severance agreement and waiver and release of claims with the Company on March 12, 2009 (each, a “Severance Agreement”). Each Severance Agreement provides, among other things, that Executive’s employment with the Company shall terminate effective as of March 31, 2009 (the “Effective Date”). Pursuant to each Severance Agreement, the Company agrees to provide each Executive with: (a) a severance payment equal to two months pay in the aggregate amount of $37,500 (the “Severance Payment”); (b) COBRA payments for the Executive and his eligible dependents until the earlier of (i) two months after the Effective Date and (ii) the first date Executive is covered under another employer’s medical insurance program (“COBRA Payments”); and (c) title to the Company’s vehicle that had been provided to Executive during the course of his employment with the Company (the “Company Vehicle”). On March 17, 2009, pursuant to each Severance Agreement, the Company paid to each Executive a cash amount equal to his Severance Payment plus the maximum potential amount of his COBRA Payments. In addition, the title to the applicable Company Vehicle was transferred to each Executive pursuant to each Severance Agreement on March 14, 2009. In exchange for the consideration received pursuant to each Severance Agreement, Messrs. Heinen and Legg released the Company from all employment related claims and agreed to be reasonably available to assist the Company during a transition period following the Effective Date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2009	CRUSADER ENERGY GROUP INC.
	By:	/s/ David D. Le Norman
	Name:	David D. Le Norman
	Title:	President and Chief Executive Officer